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                             PARTY CITY CORPORATION

                        INCENTIVE STOCK OPTION AGREEMENT



     PARTY CITY CORPORATION, a Delaware corporation (the "Company"), has granted to Jack Futterman (the "Optionee"), an Option to purchase a total of fifteen thousand (15,000) shares (the "Shares") of the Company's common stock, $.01 par value per share ("Common Stock"), at the price set forth in Paragraph 2 hereof, and in all respects subject to the terms, definitions and provisions of the Company's Amended and Restated 1994 Stock Option Plan (the "Plan"), which is incorporated herein by reference. The terms defined in the Plan shall have the same defined meanings herein.

     1. NATURE OF THE OPTION. This Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     2. EXERCISE PRICE. The exercise price is equal to $24.00 per share of Common Stock subject to this Option.

     3. EXERCISE OF OPTION. This Option shall be exercisable during its term as follows:

     (a) Rights to Exercise.

          (i)       This option shall be exercisable as follows:

               (a) five thousand (5,000) shares shall vest and be exercisable on the first anniversary date of the date hereof; and

               (b) an additional five thousand (5,000) shares shall vest and be exercisable on the second anniversary date of the date hereof; and

               (c) an additional five thousand (5,000) shares shall vest and be exercisable on the third anniversary date of the date hereof.

          (ii)      This Option may not be exercised for a fraction of a share.

          (iii) In the event of Optionee's other termination of employment, disability or death, the exercisability of the Option is governed by Section 9 of the Plan.

     (b) Method of Exercise. This Option shall be exercisable by written notice which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the exercise price.

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     No Shares will be issued pursuant to the exercise of an Option unless such issuance and such exercise shall comply with all relevant provisions of law and the requirements of any stock exchange upon which the Shares may then be listed.

     4. METHOD OF PAYMENT. Payment of the exercise price shall be by cash, check, promissory note (if approved by the Company as an accepted method of payment) or Shares of the Company's Common Stock having a fair market value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option shall be exercised, or any combination of such payment methods.

     5. RESTRICTIONS ON EXERCISE. This Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under
Part 207 of Title 12 of the Code of Federal Regulations ("Regulation G") as promulgated by the Federal Reserve Board. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     6. TERMINATION OF STATUS AS AN EMPLOYEE. If Optionee ceases to serve as an Employee, he may, but only within thirty (30) days after the date he ceased to be an Employee of the Company, exercise this Option to the extent that he was entitled to exercise it at the date of such termination. To the extent that he was not entitled to exercise this Option at the date of such termination, or if he does not exercise this Option within the time specified herein, the Option shall terminate.

     7. DISABILITY OF OPTIONEE. Notwithstanding the provisions of Section 6 above, if Optionee is unable to continue his employment with the Company as a result of his total and permanent disability (within the meaning of Section 22(e)(3) of the Code), he may, but only within twelve (12) months from the date of termination of employment, exercise his Option to the extent he was entitled to exercise it at the date of such termination, or if he does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

     8. DEATH OF OPTIONEE. In the event of the death of Optionee:

     (a) during the term of this Option and while an Employee of the Company and having been in Continuous Status as an Employee since the date of grant of the Option, the Option may be exercised, at any time within twelve (12) months followed the date of death, by Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had Optionee continued living one (1) month after the date of death; or

     (b) within thirty (30) days after the termination of Optionee's Continuous Status as an Employee, the Option may be exercised, at any time within three (3) months following the date of death, by Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

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     9. NON-TRANSFERABILITY OF OPTION. This Option may not be sold, pledged, assigned, hypothecated, or otherwise transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

     10. TERM OF OPTION. This Option may not be exercised more than ten (10) years from the date of grant of this Option, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

     11. EARLY DISPOSITION OF STOCK. Optionee understands that if he disposes of any Shares received under this Option within two (2) years after the date of this Agreement or within one (1) year after such Shares were transferred to him/her, he/she will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the positive difference between the exercise price for the Shares and the lower of the fair market value of the Shares at the date of option exercise and the sales price of the Shares. Optionee hereby agrees to notify the Company in writing within thirty (30) days after the date of any such disposition. Optionee understands that if he disposes of such Shares at any time after the expiration of such two-year and one-year holding periods, any gain on such sale will be taxed at capital gain rates.

DATE OF GRANT:  September 8, 1997             PARTY CITY CORPORATION
                                              A Delaware corporation


                                              BY:  /s/ Steven Mandell
                                                   -----------------------------
                                                   Steven Mandell
                                                   President

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     Optionee acknowledges receipt of a copy of the Plan, a copy of which is annexed hereto, and represents that he is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under the Plan.



Dated: 10/20/97

/s/ Jack Futterman
Jack Futterman